UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of Earliest Event Reported): November 16, 1998


                           EDGE PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)


             Delaware                   0-22149         76-0511037
 (State or other jurisdiction of     (Commission     (I.R.S. Employer
  incorporation or organization)     File Number)    Identification No.)


                              Texaco Heritage Plaza
                             1111 Bagby, Suite 2100
                              Houston, Texas 77002
                    (Address of principal executive offices)


                                 (713) 654-8960
              (Registrant's telephone number, including area code)

Item 5. Other Events

     On November 16, 1998, Edge Petroleum Corporation, a Delaware corporation (the "Company"), issued a press release attached as an Exhibit 99(a) hereto announcing the election of John W. Elias as Chairman of the Board and Chief Executive Officer following the resignation of John E. Calaway, as Chairman of the Board and Chief Executive Officer and Director of the Company. As a result of John E. Calaway's resignation, the Company will incur a one-time charge of approximately $3 million to satisfy primarily corporate obligations under his employment contract. Included in the $3 million is a $1.6 million non-cash amount relating to vesting of the remaining balance of Mr. Calaway's restricted common stock award granted concurrent with the Company's Initial Public Offering. The balance of the special charge primarily represents cash payments to be paid to Mr. Calaway from the date of his resignation to January, 2000, of which $623,000 has been paid to date. Also in connection with his resignation, Mr. Calaway will receive certain other benefits including the vesting of his remaining common stock options and certain benefits under the Company's existing Benefit programs.

Item 7. Financial Statements and Exhibits.

(C)  EXHIBITS.  The following exhibit is filed as part of this report:


Exhibit No. Description of Document
----------- ------------------------------

  99(a) Press release of Edge Petroleum Corporation dated November 16, 1998.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                           EDGE PETROLEUM CORPORATION,
                             A DELAWARE CORPORATION
                                  (REGISTRANT)



Date           11/30/98                       /S/   James D. Calaway
--------------------------                   ----------------------------
                                                    James D. Calaway
                                                 President and Director